UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐            Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting material Pursuant to §240.14a-12

Norfolk Southern Corporation

(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA ADVISORS, LLC

ANCORA ALTERNATIVES LLC

ANCORA BELLATOR FUND, LP

ANCORA CATALYST, LP

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP LLC

ANCORA HOLDINGS GROUP, LLC

ANCORA IMPACT FUND LP

ANCORA IMPACT FUND LP SERIES AA

ANCORA IMPACT FUND LP SERIES BB

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

BETSY ATKINS

JAMES BARBER, JR.

WILLIAM CLYBURN, JR.

NELDA CONNORS

FREDERICK DISANTO

SAMEH FAHMY

INVERNESS HOLDINGS LLC

JOHN KASICH

GILBERT LAMPHERE

ALLISON LANDRY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Ancora Alternatives LLC (“Ancora”), together with the other participants named herein, intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of their slate of director nominees at the 2024 annual meeting of shareholders of Norfolk Southern Corporation, a Virginia corporation (“Norfolk Southern” or the “Company”).

On March 1, 2024, Ancora Holdings Group, LLC, its affiliates and the other participants in the solicitation issued the following open letter (the “Open Letter”) to the Chair of Norfolk Southern’s Board of Directors, Amy Miles. Ancora also simultaneously published the Open Letter on its website, located at www.movenscforward.com (the “Website”). From time to time, Ancora or the other participants named herein may publish materials, or portions thereof, on the Website relating to the Company or otherwise disseminate such materials.

Investor Group Asks Norfolk Southern Chair Amy Miles to Address Decisions to Raise CEO Pay 37% and Run a Scorched-Earth Campaign

Questions Whether the Board is Serving at the Pleasure of CEO Alan Shaw – Rather Than the Other Way Around

Recommends the Board Abandon its Apparent Efforts to Poison the Well with Employees, Customers, Regulators and Other Key Stakeholders

Urges the Board to Join the Investor Group in Running a Contest Centered on Facts, Ideas and Value Creation Plans

CLEVELAND--(BUSINESS WIRE)--Ohio-based Ancora Holdings Group, LLC, its affiliates and the other participants in its solicitation (collectively, the “Investor Group” or “we”), who collectively own a large equity stake in Norfolk Southern Corporation (NYSE: NSC) (“Norfolk Southern” or the “Company”), today issued an open letter to the Company’s Chair, Amy Miles.

As a reminder, the Investor Group recently announced the nomination of eight highly qualified, independent candidates for election to the Company’s Board of Directors (the “Board”) at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”). In addition, the Investor Group announced it has identified a proposed management team that includes transportation network leader Jim Barber, Jr. as Chief Executive Officer and lifelong railroad operator Jamie Boychuk as Chief Operating Officer. Learn more at www.MoveNSCForward.com.

***

March 1, 2024

Norfolk Southern Corp.

Attn: Amy Miles, Chair of the Board of Directors

650 W. Peachtree Street NW

Atlanta, Georgia 30308

Dear Amy,

Prior to publicly disclosing our slate of director candidates and proposed management team, the Investor Group spent more than two months privately providing you and your fellow directors with data and facts that demonstrated the urgent need for meaningful change at Norfolk Southern. We made clear that your current CEO has presided over industry-worst operating results, sustained share price underperformance and an ineffective and tone-deaf response to the preventable derailment in East Palestine, Ohio. We also exposed the impractical elements of management’s go-forward strategy and spotlighted persistent issues with respect to safety, as evidenced by this year’s new derailments and the recent death of an engineer. As these points were raised, we offered viable solutions in the form of exceptional people with a strategic vision for delivering better service, enhanced safety, improved growth and stronger value creation. We even offered to settle for minority representation on the Board in the event the Company initiated an orderly management change.

Although we were initially disappointed with the Board’s dismissiveness, the Company’s recently filed proxy statement and ongoing low-road smear campaign against us have clarified a great deal. It appears that the Board is serving at the pleasure of CEO Alan Shaw – rather than the other way around. But with each passing day of disruptive fear mongering and transparently manufactured attacks on our people, we contend that current leadership is simply sealing its fate with the shareholders to whom it owes fiduciary duties. Norfolk Southern’s owners, who appear to share our view that a railroad should be pro-labor, safe and value-generating all at once, recognize the playbook being run.

We ask that the Board reflect on the points below before continuing to spend Norfolk Southern’s money, time and reputational currency on a scorched earth campaign that will forever be associated with the incumbent directors.

I.	Shareholders are confounded by the Board’s decision to award Mr. Shaw a raise for 2023.

It is astonishing to us that the Board would reward Mr. Shaw with a 37% increase in the value of compensation to a total of $13.4 million for a year in which the Company’s customers, employees, shareholders and community partners all suffered.1 This figure includes more than $10 million in stock and option awards, which were granted to Mr. Shaw even though he missed all six annual incentive targets pertaining to financial performance, customer service and safety.2 To add insult to injury, Mr. Shaw appears to be a major beneficiary of the “East Palestine Adjustment” that increased Performance Stock Unit payout percentages from 56% to 96.3% of target.3

We challenge the Board’s determination that it had to adjust executive compensation in 2023 to “retain key talent.”4 We do not see how the Board could have actually viewed Mr. Shaw as a flight risk. In addition to being a more than 30-year insider at Norfolk Southern, he was a relatively new, unproven CEO off to an extremely rocky start. The fact that this decision was made suggests concerning deference to management and a lack of respect for shareholders and stakeholders.

While we recognize policymakers will not determine the outcome of the vote at the Annual Meeting, we are nonetheless surprised that the Board made a compensation decision that is a direct affront to President Joe Biden’s recent comments about greed and a lack of accountability at Norfolk Southern.5 There are numerous examples of boards of directors taking the responsible step of reducing – not raising – executive pay following disasters. In situations we deem comparable to the East Palestine derailment, like BP p.l.c.’s 2010 oil spill and The Boeing Company’s 737 MAX accidents, boards of directors typically terminate or hold the CEO accountable. To the contrary, Norfolk Southern’s Board instead rewarded its CEO with a massive pay raise, elevating his compensation to more than 100x that of the median employee.6

II.	Shareholders are concerned the Board is pursuing a scorched-earth campaign that involves poisoning the well with key stakeholders of the railroad.

Norfolk Southern is a beacon of American commerce due to its exceptional employees, strong customer base and storied brand. This is one of the primary reasons why we were able to attract director candidates and proposed executives who have achieved tremendous success over the course of their careers in the public and private sectors. Amongst this collection of high-integrity individuals, there is a unanimous view that neither side should go into the gutter during an election contest. There was an assumption that the Company’s Board, which includes highly respected individuals like Admiral Philip Davidson (retired) and Thomas C. Kelleher, would share our view.

1 Page 87 of the Company’s preliminary proxy statement.

2 Page 77 of the Company’s preliminary proxy statement.

3 Page 73 of the Company’s preliminary proxy statement.

4 Page 60 of the Company’s preliminary proxy statement.

5 At a February 16th press conference in East Palestine, Ohio, President Joe Biden commented: “Let me be clear: While there are acts of God, this was an act of greed that was 100 percent preventable. Let me say it again: an act of greed that was 100 percent preventable. We were pushing railroads to take more precautions, to deal with braking, to deal with a whole range of things that were not dealt with. Norfolk Southern failed its responsibility. You know, multimillion-dollar railroad companies transporting toxic chemicals have responsibility to do it safely. And, again, Norfolk Southern failed.”

6 Page 102 of the Company’s preliminary proxy statement.

Unfortunately, you have not responded to our prior private letter that encouraged Norfolk Southern to avoid poisoning the well with valued stakeholders. You have also failed to address our concerns about the manner in which Norfolk Southern appears to be sending private planes to Washington, D.C. and misrepresenting our views to regulators. You, as Chair, and Mr. Shaw, as CEO, are no doubt aware that our published materials reveal no emphasis on cost cutting, headcount reductions or short-sighted tactics. To the contrary, our slate and proposed management team have repeatedly committed to pursuing stronger growth and implementing a network strategy that will leverage Norfolk Southern’s existing assets. We find it extremely disingenuous for the Company to miscast our intentions, especially since Mr. Shaw stated during 4Q23 earnings that Norfolk Southern’s “cost structure is too high.”7 For the avoidance of doubt, our network strategy accounts for responsible cost management and the principles of scheduled railroading – just like Mr. Shaw’s resilience strategy, as can be seen in numerous public statements.

When it comes to safety, you and Mr. Shaw are also undoubtedly aware of what we have committed to. Our proposed CEO, Jim Barber, believes the health and safety of the Company’s constituencies is the bedrock of long-term success. Our proposed COO, Jamie Boychuk, helped CSX dramatically improve customer service and go roughly two-and-a-half years without any work-related fatalities. They firmly believe that the health and safety of Norfolk Southern’s people and communities are the highest priorities. Mr. Barber plans to leverage his background overseeing nationwide networks to bring new risk management technologies and initiatives to Norfolk Southern. He and Mr. Boychuk have a shared vision for employee-led safety committees and establishing programs that reward and spotlight worker contributions to the Company’s harm reduction agenda. Our slate and proposed management team know a better-run Norfolk Southern will have the financial power to invest more in safety and service, while enabling employees to benefit from the prosperity of the railroad.

The more you direct your agents and surrogates to publicize inaccurate information about the Investor Group, the more it looks like incumbent leadership has no track record or viable plans of its own to run on.

III.	Shareholders want an election contest to be defined by facts and ideas.

Please recognize that Norfolk Southern’s shareholders, who seem to have no appetite for campaigns built on incessant smears, are the ones who will ultimately determine which slate is elected at the Annual Meeting. Please know that we are going to run a contest defined by a transparent articulation of facts and ideas. This means we are going to be publicly critical of leadership’s business mistakes when they can be cited and documented. This also means we are going to be candid about our slate’s transition plan and strategy, including their components and targets.

To avoid destabilizing the Company more than it already has been over the past 12 months, we urge you to reduce your reliance on advisors and shadow games in favor of starting to run a high-road contest focused on track records and plans. And, to the extent you want to reengage with us about a settlement framework that accounts for Board refreshment and orderly management changes, we are here to have private conversations. Either way, you and your fellow directors owe it to Norfolk Southern and all of its stakeholders to run a campaign befitting of this great organization.

Sincerely,

Jim Chadwick, on behalf of the Investor Group

***

About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management, retirement plan services and insurance solutions to individuals and institutions across the United States. The firm is a long-term supporter of union labor and has a history of working with union groups and public pension plans to deliver long-term value. Ancora’s comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. For more information about Ancora, please visit https://ancora.net.

Advisors

Cadwalader, Wickersham & Taft LLP is serving as legal advisor, with Longacre Square Partners LLC serving as communications and strategy advisor and D.F. King & Co., Inc. serving as proxy solicitor.

7 Mr. Shaw’s commentary during Norfolk Southern’s January 26th 4Q23 earnings call: “…it's clear that our cost structure is too high for our revenue base entering 2024.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Ancora (defined below) or any of the other participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Ancora that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Ancora nor any participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events. Certain statements and information included herein have been sourced from third parties. Ancora does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ancora Alternatives LLC (“Ancora Alternatives”) and the other Participants (as defined below) intend to file a preliminary proxy statement and accompanying BLUE universal proxy card (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual meeting of shareholders (the “2024 Annual Meeting”) of Norfolk Southern Corporation, a Virginia corporation (“Norfolk Southern” or the “Corporation”).

The participants in the proxy solicitation are currently anticipated to be Ancora Catalyst Institutional, LP (“Ancora”), Ancora Merlin Institutional, LP, (“Ancora Merlin Institutional”), Ancora Merlin, LP (“Ancora Merlin”), Ancora Catalyst, LP (“Ancora Catalyst”), Ancora Bellator Fund, LP (“Ancora Bellator”), Ancora Impact Fund LP Series AA (“Ancora Impact AA”) and Ancora Impact Fund LP Series BB (“Ancora Impact BB”) (each of which is a series fund within Ancora Impact Fund LP) (Ancora, Ancora Merlin Institutional, Ancora Merlin, Ancora Catalyst, Ancora Bellator, Ancora Impact AA and Ancora Impact BB, collectively, the “Ancora Funds”), Ancora Advisors, LLC (“Ancora Advisors”), The Ancora Group LLC (“Ancora Group”), Ancora Family Wealth Advisors, LLC (“Ancora Family Wealth”), Inverness Holdings LLC (“Inverness Holdings”), Ancora Alternatives, Ancora Holdings Group, LLC (“Ancora Holdings”) and Frederick DiSanto (collectively, the “Ancora Parties”); and Betsy Atkins, James Barber, Jr., William Clyburn, Jr., Nelda Connors, Sameh Fahmy, John Kasich, Gilbert Lamphere and Allison Landry (the “Ancora Nominees” and, collectively with the Ancora Parties, the “Participants”).

Ancora Alternatives, as the general partner and investment manager of each of the Ancora Funds and as the investment manager of the Ancora Alternatives separately managed accounts (each, an “SMA”) may be deemed to beneficially own in the aggregate 913,180 shares of Common Stock (of which 830,380 shares of Common Stock are directly and beneficially owned by the Ancora Funds, including the 123,500 shares of Common Stock underlying 1,235 American call options held directly and beneficially in aggregate by the Ancora Funds, and of which 82,800 shares of Common Stock are held indirectly and beneficially by the Ancora Alternatives SMAs). Ancora Advisors, as the investment advisor to the SMA of Ancora Advisors, may be deemed to beneficially own all of the 270 shares of Common Stock held in the Ancora Advisors SMA. Ancora Group, as the sole member of Ancora Advisors, may be deemed to beneficially own all of the 270 shares of Common Stock held in the Ancora Advisors SMA. Ancora Family Wealth, as the investment advisor to the Ancora Family Wealth SMAs, may be deemed to beneficially own all of the 9,847.28 shares of Common Stock held in the Ancora Family Wealth SMAs. Inverness Holdings, as the sole member of Ancora Family Wealth, may be deemed to beneficially own all of the 9,847.28 shares of Common Stock held in the Ancora Family Wealth SMAs. Ancora, as the sole member of each of Ancora Alternatives, Ancora Group and Inverness Holdings, may be deemed to beneficially own in the aggregate 923,297.28 shares of Common Stock held by the Ancora Funds (including the 123,500 shares of Common Stock underlying 1,235 American call options), the Ancora Alternatives SMAs, the Ancora Advisors SMA and the Ancora Family Wealth SMAs. Mr. DiSanto, as the Chairman and Chief Executive Officer of Ancora, may be deemed to beneficially own in the aggregate 923,297.28 shares of Common Stock held by the Ancora Funds (including the 123,500 shares of Common Stock underlying 1,235 American call options), the Ancora Alternatives SMAs, the Ancora Advisors SMA and the Ancora Family Wealth SMAs. The Ancora Parties beneficially own 923,297.28 shares of Common Stock in the aggregate (including the 123,500 shares of Common Stock underlying 1,235 American call options). Gilbert Lamphere owns 1,200 shares of Common Stock and Sameh Fahmy owns 3,000 shares of Common Stock.

IMPORTANT INFORMATION AND WHERE TO FIND IT

Ancora strongly advises all shareholders of Norfolk Southern to read the preliminary proxy statement, any amendments or supplements to such proxy statement, the definitive proxy statement, and other proxy materials filed by Ancora as they become available because they will contain important information. Such proxy materials will be available at no charge on the SEC’s website at www.sec.gov. In addition, the participants in this proxy solicitation will provide copies of the proxy statement without charge, when available, upon request. Requests for copies should be directed to the participants’ proxy solicitor.

Contacts

Longacre Square Partners
Greg Marose / Charlotte Kiaie, 646-386-0091
MoveNSCForward@longacresquare.com

D.F. King & Co., Inc.
Edward McCarthy
212-493-6952
MoveNSCForward@dfking.com